EXHIBIT 2.3

SECOND AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Second Amendment to Membership Interest Purchase Agreement, dated as of December 22, 2017 (this “Amendment”), is entered into by and between Black Rhino, LP, a Delaware limited partnership (“Seller”), and Viking Energy Group, Inc., a Nevada corporation (the “Purchaser” and, together with Seller, the “Parties” and each a “Party”).

RECITALS

A. The Parties have entered into that certain Membership Interest Purchase Agreement, effective November 1, 2017, as amended by that certain First Amendment to Membership Interest Purchase Agreement, dated effective November 30, 2017 (the “Agreement”).

B. Section 10.11 of the Agreement provides that the Agreement may be amended or modified by an agreement in writing executed by both Parties.

C. Parent has formed Petrodome Hamilton Ranch, LLC, a Texas limited liability company (“PHR”) and Petrodome San Patricio, LLC, a Texas limited liability company (“PSP” and together with PHR, the “Additional Acquired Companies”).

D. Parent owns all of the issued and outstanding Membership Interests in the Additional Acquired Companies (the “Additional Company Interests”) and desires to distribute and assign all of the Additional Company Interests to Seller.

E. Following such distribution and assignment, Seller desires to sell all of the Additional Company Interests to Purchaser.

F. Subsequent to the execution of the MIPA, PO entered into the following agreements: (i) Termination Agreement dated effective December 19, 2017, by and between Seitel Data, Ltd., as Licensor, and PO, as Licensee, and (ii) Letter Agreement dated December 19, 2017, by and between Fairfield Industries Incorporated d/b/a FairfielNodal and PDO (collectively, the “Seismic License Termination Agreements”).

G. The Seismic License Termination Agreements terminated the following Material Contracts: (i) 2D & 3D Onshore/Offshore Master Seismic Data Participation and Licensing Agreement dated effective October 12, 2011, by and between PO and Seitel Data, Ltd., and (ii) Master License Agreement dated August 9, 2010, and its supplements, by and between PO and Fairfield Industries Incorporated d/b/a FairfieldNodal (collectively, the “Seismic License Agreements”).

H. Subsequent to the execution of the MIPA, the Additional Acquired Companies entered into the Leases set forth opposite such Additional Acquired Company on Exhibit A attached hereto (“Additional Leases”), and additional information has become available regarding certain Leases and Wells, shown on Exhibits A and A-1 attached hereto.

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I. The Parties desire to amend the Agreement to reflect (i) the formation of the Additional Acquired Companies by Parent, (ii) the distribution of the Additional Company Interests by Parent to Seller, (ii) the termination of the Seismic License Agreements, (iii) the additional information regarding certain Leases and Wells, and (iv) the execution of the Additional Leases.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the meanings assigned to them in the Agreement.

2. Distribution and Assignment of Additional Company Interests. Parent hereby intervenes and distributes and assigns the Additional Company Interests to Seller.

3. Definition of Purchased Interests. Notwithstanding anything to the contrary in the Agreement, the definition of “Purchased Interests” is hereby amended to mean: (a) all of the issued and outstanding Membership Interests in the Parent, and (b) all of the issued and outstanding Membership Interests in the Additional Acquired Companies.

4. Definition of Acquired Companies. Each Additional Acquired Company shall be treated as an Acquired Company for all purposes of the Agreement. The Agreement is hereby amended to add the Additional Acquired Companies to the defined terms “Acquired Company” and “Acquired Companies”.

5. Schedule 3.3(a). Schedule 3.3(a) is hereby amended by inserting the following additional information, in addition to the other information set forth therein:

Acquired Company	Jurisdiction
Petrodome Hamilton Ranch, LLC	Texas
Petrodome San Patricio, LLC	Texas

6. Schedule 3.4. Schedule 3.4 is hereby amended by inserting the following additional information, in addition to the other information set forth therein:

Acquired Company	Holders of Membership Interests
Petrodome Hamilton Ranch, LLC	Petrodome Energy, LLC—100%
Petrodome San Patricio, LLC	Petrodome Energy, LLC—100%

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7. Section 9.3(a). Section 9.3(a) is hereby amended by inserting the following immediately after the last sentence therein.

“Notwithstanding anything to the contrary in this Section 9.3(a), all representations and warranties of Seller contained herein with respect to the Additional Acquired Companies shall survive for a period of sixty (60) days after the Closing Date.”

8. Consent Pursuant to Section 5.4. For purposes of Section 5.4 of the Agreement, Purchaser hereby provides it written consent solely with respect to:

(a) the formation of the Additional Acquired Companies;

(b) the termination of the Seismic License Agreements; and

(c) the execution of the Additional Leases and the Additional Material Contracts by the Additional Acquired Companies.

9. Leases and Wells. Exhibit A and Exhibit A-1, that were attached to the Agreement upon the Execution Date, are hereby replaced with the Exhibit A and Exhibit A-1 attached to and made a part of this Amendment.

10. Effect of the Amendment. Except as expressly modified by this Amendment, all of the terms and provisions of the Agreement remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “Agreement,” “hereunder,” “hereof,” “hereto,” “herein” and words of similar import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.

11. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) Captions. The section titles (and the titles of other subdivisions of this Amendment) and headings in this Amendment are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Amendment.

(c) Electronic Signatures; Counterparts. This Amendment may be executed by electronic transmission of signatures by any Party (i.e., portable document format or similar method) and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(d) Amendment and Modification. This Amendment may be amended, modified or supplemented only by written agreement of the Parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER

BLACK RHINO, LP

By:	Black Rhino (GP), LLC, a Delaware limited liability company, its General Partner

By:	/s/ Darla Tollefson
Name:	Darla Tollefson
Title:	Manager

PURCHASER VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and Chief Executive Officer

[Signature Page to Second Amendment to

Membership Interest Purchase Agreement]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

COMPANY

PETRODOME ENERGY, LLC

By:	/s/ Robert G. Wonish
Name:	Robert G. Wonish
Title:	President and Chief Operating Officer

[Signature Page to Second Amendment to

Membership Interest Purchase Agreement]

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